Exhibit 5.1

[Letterhead of Holland & Knight LLP]

May 6, 2016

OPKO Health, Inc.

4400 Biscayne Blvd, Suite 1500

Miami, Florida 33137

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to OPKO Health, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of 35,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), that may be issued pursuant to the OPKO Health, Inc. 2016 Equity Incentive Plan (the “Plan”). The 35,000,000 shares of Common Stock registered pursuant to the Plan are referred to as the “Shares.”

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Plan, the Amended and Restated Certificate of Incorporation of the Company, as currently in effect, the Amended and Restated Bylaws of the Company, as currently in effect, certain resolutions adopted in connection with the Plan and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the legal capacity of all natural persons, the conformity to originals of all documents submitted to us as certified, conformed or photostatic copies, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and statements we have reviewed, that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents, and that each transaction complies with all tests of good faith, fairness and conscionability required by law. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, and assuming no change in relevant facts, it is our opinion that the Shares have been duly authorized, and when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law (the “DGCL,” which includes reported judicial decisions interpreting the DGCL), and we express no opinion as to the effect on matters covered by this letter of the laws of any other jurisdiction.

The opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in the opinion.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/S/ HOLLAND & KNIGHT LLP

HOLLAND & KNIGHT LLP